Exhibit 10(e)(4)

Annual Performance Incentive Plan for 2004 (“2004 APIP”)

Under the 2004 APIP, executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if annual performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee approved an annual incentive target and maximum opportunity for 2004, expressed as a percentage of base salary for each participating officer. Certain additional goals were established for some officers based on business unit goals and/or individual performance goals and objectives. The Committee also established overall threshold, target and maximum measures of performance for the 2004 APIP. The performance measures and weightings for 2004 were total revenue (30%), earnings per share (40%), cash flow from operations (15%) and accounts receivable (15%).

For 2004, the performance against the 2004 APIP goals for all factors except total revenue exceeded target. Accordingly, the Committee approved an average payout for officers of 120% of target, in light of the overall results delivered by the Company in 2004.